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                                                                     EXHIBIT 4.3


                                PROMISSORY NOTE

Birmingham, Alabama
November 25, 1997                                               $389,665,440

     For value received, United Investors Management Company, a Delaware corporation ("Maker"), hereby promises to pay on or before November 25, 2002 to Liberty National Life Insurance Company, an Alabama Corporation, (the "Payee"), or registered assigns, at its executive offices in Birmingham, Alabama, or such other place as the Payee may designate in writing, the principal sum of Three Hundred Eighty-Nine Million, Six Hundred Sixty-Five Thousand, Four Hundred
Forty Dollars ($389,665,440) together with interest at the rate of eight percent (8%) per annum from the date hereof until maturity on the unpaid principal balance, such interest being calculated on a 30-360 day basis and being payable semi-annually in arrears on May 1 and November 1, commencing May 1, 1998, together with repayments of Thirty-Eight Million, Nine Hundred Sixty-Six Thousand, Five Hundred Forty-Four Dollars ($38,966,544) in reduction of the original principal amount of this note.

     Maker shall have the right to prepay, without penalty or premium, all or a portion of the principal in increments of $1,000,000 at any time after the date hereof and prior to maturity, upon twenty-four (24) hours notice delivered to the Payee at its designated address, by the payment of the amount fixed for prepayment. This note shall be mandatorily prepayable by Maker from any net proceeds of any capital raised by Maker from a public or private sale or offering of debt or equity securities.

     Maker and each surety, endorser, guarantor and other party ever liable for payment or any sum of money payable on this note, jointly and severally, waive presentment, demand, protest and shall not be affected by any renewal or extension in the time of payment hereof, or by any indulgences, or by any reason of change in any security for the payment of this note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes regardless of the number of such renewals, extensions, indulgences, releases or changes.

     This note and the provisions thereof are to be construed according to and are to be governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, United Investors Management Company has caused this note to be duly executed under its hand and seal as of the day and year first above written.

                                        UNITED INVESTORS MANAGEMENT COMPANY


                                        /s/ MICHAEL J. KLYCE
                                        ----------------------------------------
                                        Michael J. Klyce
                                        Its: Vice President & Treasurer